Exhibit 16.1

May 21, 2015

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of QMIS Finance Securities Corporation of Form 8-K dated May 21, 2015, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC